                                                                    Exhibit 10.9

                               BLACK & VEATCH LLP
--------------------------------------------------------------------------------
  8400 Ward Parkway, P.O. Box 8405, Kansas City, Missouri 64114; (913) 458-2000

Batesville                                            July 28, 1998

LSP Energy Limited Partnership                 FACSIMILE: (314) 993-2790
c/o LS Power LLC                                         FEDERAL EXPRESS
655 Craig Road, Suite 336
St. Louis, Missouri 63131

                        Subject:    Off-Site Infrastructure
                                    Engineering Services Agreement

Attention:  Mr. Mike Vogt

Gentlemen:

Based on our discussions today, we are express mailing two revised copies of the Engineering Services Agreement between LSP Energy Limited Partnership and Black & Veatch LLP for the Batesville Project Off-Site Infrastructure work.

I have signed both copies of the Agreement. Please sign both copies, keep one copy for your records, and return the second copy to me. Upon receipt of your acceptance, we will initiate the work. Mark A. Vance will be the Project Manager for this work.

We are please to be able to provide you with this service. If you have any questions, call me at (913) 458-2300, or Mark at (913) 458-2666.


                                          Very truly yours,

                                          BLACK & VEATCH LLP

                                          /s/ Ronald J. Ott
                                          ------------------
                                          Ronald J. Ott
                                          Partner-in-Charge

bg
Enclosures

cc:   Ms. Carolyn Worsley (L&W) - FAX: 212-751-4864
      Ms. Carolyn Worsley (L&W) - FAX: 914-962-8379
      Mr. M.A. Vance

                         ENGINEERING SERVICES AGREEMENT

THIS AGREEMENT, for the performance of professional engineering services, is executed and made effective as of July 24, 1998, between LSP Energy Limited Partnership, a Delaware limited partnership ("Client") and Black & Veatch LLP, a limited liability partnership organized under the laws of the State of Missouri ("Engineer").

IN CONSIDERATION of the covenants hereinafter set forth, Client and Engineer mutually agree as follows:

ARTICLE 1 - SCOPE OF WORK

1.1     Description of Work; Request(s) for Services

        Engineer shall perform professional engineering services ("Services") for a fee ("Fee") in connection with various of Client's facilities ("Facilities") in accordance with the Scope of Services attached hereto as Exhibit A, for the compensation as set forth in Exhibit B hereto.

1.2     Engineer's Responsibilities

        Engineer shall, subject to the terms and conditions of this Agreement:

        1.2.1 Furnish the services of all necessary engineers, designers, draftsmen, and other personnel necessary for the performance of the Services;

        1.2.2 If procurement services are requested, furnish the services of all buyers, inspectors, expediters, and other personnel necessary to procure or oversee procurement of all materials, supplies, and equipment and place all contracts requested to be procured by Engineer on behalf of Client;

        1.2.3 If construction observation services are requested, furnish the services of personnel as necessary to periodically observe the work of the construction contractors as independent contractors; and

        1.2.4 Appoint one or more individuals who shall be authorized to act on behalf of Engineer sand with whom Client may consult at all reasonable times, and whose instructions, requests, and decisions will be binding upon Engineer as to all matters pertaining to this Agreement and the performance of the parties hereunder.

1.3     Client's Responsibilities

        Client shall at such times as may be required by Engineer for the successful and expeditious completion of the Services:

        1.3.1 Obtain all permits and licenses required to be taken out in the name of Client which are necessary for the performance of the Services;

        1.3.2 Provide Engineer with all specifications necessary for the completion of the Services;

        1.3.3   Provide Engineer with soil data with respect to the site.

        1.3.4 Advise Engineer of the existence of, and any plans to undertake the abatement and disposal of, all hazardous materials, including, but not limited to, asbestos, polychlorinated biphenyls (PCB) and radioactive material and other toxic substances, encountered by Engineer in the performance of the Services; and

        1.3.5 Appoint an individual who shall be authorized to act on behalf of Client, with whom Engineer may consult at all reasonable times, and whose instructions, requests, and decisions will be binding upon Client as to all matters pertaining to this Agreement and the performance of the parties hereunder.

ARTICLE 2 - COMPENSATION AND TERMS OF PAYMENT

Client shall pay and Engineer shall accept in full consideration for the Services the compensation described in Exhibit B.

ARTICLE 3 - WARRANTY

3.1     Engineer's Services

        Engineer warrants that it will perform the Services in accordance with the standards of care and diligence normally practiced by recognized engineering firms in performing services of a similar nature in existence at the time of performance of the Services. If, during the one year period following completion of the Services, it is shown there is an error in the Services caused solely by Engineer's failure to meet such standards and Client has notified Engineer in writing of any such error within that period, Engineer shall re-perform, at no additional cost to Client, such Services within the original scope of Services as may be necessary to remedy such error.

3.2     Reliance on Data

        Engineer shall have no liability for defects in the Services attributable to Engineer's reliance upon or use of data, design criteria, drawings, specifications, or other information furnished by Client or third parties retained by Client.

3.3     Limitations

        The obligations and representations contained in this Article 3 are Engineer's sole warranty and guarantee obligations and Client's exclusive remedy in respect of quality of the Services. Client's failure to properly operate and maintain the Facilities shall relieve Engineer of its guarantee relative to such improper operation and maintenance. EXCEPT AS PROVIDED IN THIS ARTICLE 3, ENGINEER MAKES NO OTHER WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, RELATING TO ENGINEER'S SERVICES AND ENGINEER DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. This Article 3 governs, modifies, and supersedes any other terms in this Agreement which may be construed to address warranties or guarantees or the quality of the Services.

ARTICLE 4 - INDEMNIFICATION

4.1     Bodily Injury and Property Damage Liability

        Engineer shall indemnify and hold Client harmless from any and all claims, liabilities, damages, and costs (including reasonable attorney's fees directly related thereto) for bodily injury to or death of any person and for damage to or destruction of property (excluding, however, the items referred to in Sections 5.3 and 8.3 herein) if and to the extent caused by the negligence or willful misconduct of Engineer.

ARTICLE 5 - INSURANCE

5.1     Commitment

        During the performance of the Services, Engineer shall maintain insurance policies as follows:

        5.1.1 Workers' Compensation and/or all other social insurance in accordance with the statutory requirements of the state, province, or country having jurisdiction over Engineer's employees who are engaged in the Services, with Employer's Liability with a limit of One Hundred Thousand Dollars ($100,000) each accident.

        5.1.2 Commercial General Bodily Injury and Property Damage Liability Insurance, and Automobile Liability Insurance including owned, non-owned, or hired, each in a combined single limit of One Million Dollars ($1,000,000) each occurrence for bodily injury and property damage liability. This policy shall include Contractual Liability coverage. Engineer agrees to name Client as Additional Insured on this policy, but only to the extent of Engineer's negligence under this Agreement and only to the extent of the insurance limits specified herein.

        5.1.3 Professional Liability Insurance with limits of $1,000,000 in the aggregate covering Engineer against all sums which Engineer may become legally obligated to pay on account of any professional liability arising out of the performance of this Agreement.

5.2     Certificates

        Engineer agrees to provide Client with certificates of insurance evidencing the above described coverage prior to the start of Services, and annually thereafter, if required by Client. Such certificates shall provide that the applicable insurance policies have been endorsed to provide a minimum of thirty days advance notice to Client in the event of cancellation, material change, or non-renewal.

5.3     The Project and Existing Property

        As between Engineer and Client, Client assumes responsibility for all loss of or damage to property owned by or in the custody of Client and any items at the job site or in transit thereto (including, but not limited to, construction work in progress) however such loss or damage shall occur, including the fault or negligence of Engineer. Client agrees to maintain appropriate property insurance and does hereby waive all rights (and, to the extent required, shall require its insurers to waive all rights or subrogation) against Engineer for claims covered under any insurance which Client may carry. If Client purchases, or causes a construction contractor to purchase, a builders-all risk or other property insurance policy for a Project, Client shall require that Engineer be included as a named insured on such policy without liability for the payment of premiums.

5.4     Project Contractors

        Client shall require all project contractors under contract with Client to include Client and Engineer as additional insureds on their General Liability insurance policies. Further, Client shall obtain and maintain for the benefit of Engineer the same indemnities and insurance benefits obtained for the protections of the Client from any construction contractor and subcontractor working on the project and shall obtain from that contractor and subcontractor insurance certificates evidencing the required coverages.

ARTICLE 6 - COMPLETION AND ACCEPTANCE

6.1     Scheduled Completion

        Engineer shall commence the Services at the time stated herein and shall use all reasonable efforts to prosecute the Services continuously and with due diligence.

6.2     Acceptance

        When Engineer deems it has completed the Services, it shall so notify Client in writing. Within ten working days thereafter, Client shall advise Engineer in writing of any deficiencies in the Services for which Engineer is responsible under this Agreement. As soon as any such deficiencies are corrected (or as soon as the ten working day period for such notice has expired, if Client does not advise Engineer of any such defects within the period), Client shall accept the Services in writing or they shall be deemed accepted.

ARTICLE 7 - TERMINATION AND CANCELLATION

7.1     Termination by Client

        Should Engineer become insolvent or bankrupt, or commit a substantial breach of this Agreement, and thereafter fail to commence proceedings in good faith to remedy such breach within ten days after receipt of written demand by Client, Client may terminate this Agreement. Upon any such termination, Engineer shall be compensated for all costs incurred and Fee earned for Services then performed in accordance Exhibit B.

7.2     Termination by Engineer

        Should Client become insolvent or bankrupt, or commit a breach or default of any of the covenants or obligations hereunder, and thereafter
        (a) fail to remedy the same within ten days after written notice thereof from Engineer if the breach constitutes a failure to pay money or (b) fail to commence proceedings to remedy the same within ten days after written notice thereof from Engineer and thereafter fail to proceed diligently in remedying the same if the breach is other than to pay money, then Engineer may terminate this Agreement. Should Engineer so terminate this Agreement, it shall be paid for all costs incurred and Fee earned for Services performed to the date of termination and through demobilization, including any cancellation charges by subcontractors or vendors, all in accordance with Exhibit B.

7.3     Cancellation for Convenience

        Client reserves the right to cancel, for convenience, the Services upon notice in writing to Engineer. Should the Services be so canceled by Client, Engineer shall be paid for all Fee earned for Services performed to the date of cancellation and through demobilization, including any cancellation charges by vendors and subcontractors, all in accordance with Exhibit B.

ARTICLE 8 - GENERAL PROVISIONS

8.1     Independent Contractor

        Engineer shall be an independent contractor with respect to the Services to be performed hereunder, except that any contracts and purchase orders for materials, equipment, supplies and related services pursuant to Sections 1.2.2 and 8.3 will be issued by Engineer as agent for Client. Except as hereinabove noted, neither Engineer nor its subcontractors or vendors, nor the employees of either, shall be deemed to be the servants, employees, or agents of Client.

8.2     Safety and Environmental Regulations

        Engineer shall perform the Services in a manner consistent with the Facilities being capable of complying with all applicable safety legislation and with applicable environmental laws, rules and regulations in force at the time of development of designs. Engineer shall also be responsible for the safety of its own employees at all times during the performance of the Services. Engineer shall not, however, have control or charge of and shall not be responsible for construction means, methods, techniques, sequences, or procedures of construction or the safety precautions and programs in connection with the construction work performed by Client's construction contractors. Engineer shall not be responsible for the adequacy or completeness of any construction contractor's safety programs, procedures, or precautions, and Engineer shall not have the authority to stop work.

8.3     Pre-Existing Conditions

        8.3.1 In the event there is a discovery of any archaeological remains, artifacts or any hazardous or toxic substance, material, or condition present at the site or sites concerned, Engineer shall not have or exert any control over Client in Client's obligations for removal, handling, transportation or disposing of such pre-existing items.

        8.3.2 For Engineer's Services requiring drilling, boring, excavation, or soils sampling, Client shall approve selection of the contractors to perform such services and all site locations, and provide Engineer with all necessary information regarding the presence of underground hazards, utilities, structures, and conditions at the site.

8.4     Force Majeure

        Any delays in or failure of performance by Client or Engineer, other than payment of money, shall not constitute default hereunder if, and to the extent, such delays or failures of performance are caused by occurrences or circumstances beyond the control of Client or Engineer, as the case may be, including, but not limited to:

        acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; act of war, rebellion, or sabotage or damage resulting therefrom; fires, floods, explosions, accidents; riots or strikes or other concerted acts or workmen, whether direct or indirect; or any other causes, whether or not of the same class or kind as those specifically above named, which are not within the control of Client or Engineer respectively, and which by the exercise of reasonable diligence, Client or Engineer are unable to prevent.

8.5     Rights to Intellectual Work Product

        8.5.1 Except as otherwise provided herein, sealed original drawings, specifications, final project specific calculations, and other engineering documents which Engineer prepares and delivers to Client pursuant to this Agreement shall become the property of Client when Engineer has been compensated for Services rendered. Nothing contained in this paragraph shall be construed as limiting or depriving Engineer of its rights to use its basic knowledge and skills to design or carry out other projects or work for itself or others, whether or not such other projects or work are similar to the work to be performed pursuant to this Agreement. Rights to intellectual property developed, utilized, or modified in the performance of the Services shall remain the property of Engineer.

        8.5.2 Engineer shall have the right to retain and use copies of drawings, documents, and engineering and other data furnished or to be furnished by Engineer and the information contained therein. Client shall not use in a written prospectus or other investment memorandum any Engineer report constituting or including Engineer's professional opinion, except with Engineer's prior written consent, which shall not be unreasonably withheld. Client shall not acquire any rights to any of Engineer's, its subcontractors' or vendors' proprietary computer software that may be used in connection with the Services except as expressly provided in the Scope of Services or as may be separately agreed.

        8.5.3 All documents, including drawings, specifications, and computer software prepared by Engineer pursuant to this Agreement are instruments of service in respect to the Services. They are not intended or represented to be suitable for reuse by Client or others. Any reuse without prior written verification or adaptation by Engineer for the specific purpose intended will be at Client's sole risk and without liability or legal exposure to Engineer. Client shall defend, indemnify, and hold harmless Engineer and its subcontractors, vendors, employees, agents, officers and/or assignees, their respective employees, agents, officers, partners and directors and anyone else acting for or on behalf of them and any of their respective assigns against all claims, losses, damages, injuries, and expenses, including attorneys' fees, arising out of or resulting from such reuse. Any verification or adaptation of documents will entitle Engineer to additional compensation at rates to be agreed upon by Client and Engineer.

        8.5.4 Engineer hereby grants to Client an irrevocable, nonexclusive, royalty-free license for use solely in connection with operation, maintenance, repair, or alteration of the Facilities, with respect to any invention based wholly or in part on or derived from proprietary information received from Client and conceived or first reduced to practice by Engineers, its employees or agents, during the course of the Services.

        8.5.5 Any files delivered in electronic medium may not work on systems and software different than those with which they were originally produced. Engineer makes no warranty as to the compatibility of these files with any other system or software. Because of the potential degradation of electronic medium over time, in the event of a conflict between the sealed original drawings and the electronic files, the sealed drawings will govern.

8.6     Confidentiality

        8.6.1 Engineer covenants and agrees that, during continuance of this Agreement, it will not, except insofar as may be reasonably necessary for the performance of work done hereunder or as required by law, without the prior permission of Client use, disclose, or permit to be disclosed, or, in case of documents, reproduce or permit to be reproduced to any person confidential information acquired from or given by the Client to Engineer in the Course of carrying out Services under this Agreement.

        8.6.2 For the purpose of this Article 8.6, "confidential information" shall include designs, drawings, plans, calculations, formulae, techniques and/or trade secrets or like information which has not been previously disclosed or reproduced without restriction by Client or has not become public knowledge; provided, Engineer shall be under no liability to treat the information received as confidential unless Client advises Engineer at the time of disclosure that said information is confidential.

        8.6.3 All confidential information disclosed by Client shall remain the property of Client, shall be returned on termination of Services, and shall be used by Engineer strictly for the performance of this Agreement and no other purpose; provided, Engineer may retain a record copy of all such information for archival purposes.

        8.6.4 Engineer's confidentiality obligation hereunder shall not extend to information which (i) at the time of disclosure, is or becomes a part of the public domain by publication or otherwise through no fault of Engineer; (ii) Engineer can show was in its possession at the time of disclosure; or (iii) is subsequently disclosed to Engineer by a third-party, which information Engineer reasonably believes has not been wrongfully acquired, directly or indirectly, from Client.

        8.6.5 Engineer shall not be restricted in any way from releasing information, including confidential information, in response to a subpoena, court order, or other legal process, or as may be legally compelled by any tribunal or governmental or regulatory authority, but in such event, shall notify Client of the demand for information before Engineer responds to such demand.

8.7     Representations and Remedies

        Engineer makes no representations, covenants, warranties, or guarantees, express or implied, other than those expressly set forth herein. The parties' rights, liabilities, responsibilities and remedies with respect to the Services shall be exclusively those expressly set forth in the Agreement and are in lieu of any others available at law or otherwise.

8.8     Damages

        Having considered the risks and potential liabilities that may arise out of the Services, the benefits of the Services and in specific consideration of the promises contained in this Agreement and other valuable consideration receipt of which is acknowledged, Client and Engineer allocate and limit such liabilities in accordance with this provision. Notwithstanding any other provision of this Agreement, and to the fullest extent permitted by law:

        8.8.1 Client and Engineer and any of Engineer's related companies shall not be liable to each other for any special, incidental, indirect, punitive, exemplary, or consequential damages, including, but not limited to, loss of profits or revenue; loss of use; loss of opportunity; loss of goodwill; cost of substitute facilities, goods or services; cost of capital; cost of replacement power; governmental and regulatory sanctions; and claims of customers for such damages.

        8.8.2 The total cumulative liability of Engineer and any of Engineer's related companies to Client for all claims, losses, damages, and expenses resulting in any way from the performance of this Agreement shall not be greater than compensation received by Engineer under this Agreement.

        8.8.3 Client hereby releases, indemnifies, and agrees to hold Engineer harmless from any liability arising from Client's or Client's assignee's, ownership, use or operation of the Facilities, or any part thereof.

        8.8.4 Except as provided in any express warranty to the Client provided by Engineer's direct or indirect subcontractors and vendors of any tier, such subcontractors and vendors, and their directors, officers, partners, employees, and agents shall not be liable to the Client for any claim, loss, damage, expense, or injury of any kind (hereafter "Claims"), and Client waives all such Claims.

8.9     Audit and Maintenance of Records

        Client shall have the right to audit and inspect Engineer's records and accounts covering direct costs hereunder at all reasonable times during the performance of the Services and for a period of one year after the acceptance thereof pursuant to Section 6.2; provided, however, that the purpose of any such audit shall be only for verification of such costs. Engineer shall not be required to keep records of or provide access to those of its costs covered by the Fee or expressed as fixed rates, a lump sum, or of costs which are expressed in terms of percentages of other costs.

8.10    Assignment

        This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, except that it may be assigned without such consent to the successor of either party, or to a person, firm, or corporation acquiring all or substantially all of the business assets of such party, or to a related entity, an affiliate or wholly owned subsidiary of either party, but such assignment shall not relieve the assigning party of any of its obligations under this Agreement, and Client may assign as collateral security this Agreement without consent to any lender or government entity providing financing for the Facility. No assignment of this Agreement shall be valid until this Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

8.11    Subcontracts

        Engineer may subcontract any portion of the Services to a subcontractor approved by Client. In no case shall Client's approval of any subcontract relieve Engineer of any of its obligations under this Agreement. Notwithstanding the above, Engineer may have portions of the Services performed by its related and affiliated entities or their employees, in which event Engineer shall be responsible for such Services and Client shall look solely to Engineer as if the Services were performed by Engineer.

8.12    Notices

        All notices pertaining to this Agreement shall be in writing and shall be sufficient when sent by registered mail, or by U.S. mail or facsimile (with oral confirmation) to:

                  Client:

                  LSP Energy Limited Partnership
                  655 Craig Road, Suite 336
                  St. Louis, MO  63141

                  Engineer:

                  Mark Vance
                  Black & Veatch
                  11401 Lamar
                  Overland Park, Kansas 66211

8.13    Entire Agreement

        This Agreement constitutes the entire agreement between the parties hereto and supersedes any oral or written representations, understandings, proposals, or communications heretofore entered into by or on account of the parties and may not be changed, modified, or amended except in writing signed by the parties hereto. In the event of any conflict between this contract document and any of the exhibits hereto, the terms and provisions of this contract document shall control. In the event of any conflict among the exhibits, the exhibit of the latest date shall control.

8.14    Interpretation

        8.14.1 This Agreement shall be governed by and interpreted in accordance with the laws of Missouri, notwithstanding the operation of any conflict or choice of law statutes or decisional law to the contrary.

        8.14.2 Headings and titles of Articles, Sections, paragraphs, and other subparts of this Agreement are for convenience of reference only and shall not be considered in interpreting the text of this Agreement.

        8.14.3 Indemnities against, releases from, and limitations on liability, and limitations on remedies expressed in this Agreement, as well as waivers of rights, including, but not limited to, subrogation rights, shall apply even in the event of the fault, negligence, or strict liability of the party indemnified or released or whose liability is limited or against whose remedies have been limited and shall extend to the officers, directors, employees, licensors, agents, subcontractors, vendors and related entities of such party.

        8.14.4 In the event any portion or all of this Agreement is held to be void or unenforceable, the parties agree to negotiate in good faith to reach an equitable agreement which shall effect the intent of the parties as originally set forth in this Agreement.

        8.14.5 The prevailing party, in whole or in part, shall be entitled to reimbursement for all costs and reasonable attorneys' fees in any legal action brought against the other party based on a breach of this Agreement.

        8.14.6 In the event Client uses a purchase order form to administer this Agreement, the use of such form shall be for convenience purposes only and any typed provision in conflict with the terms of this Agreement and all pre-printed terms and conditions contained in or on such forms shall be deemed stricken and null and void.

        8.14.7 The provisions of this Agreement are intended for the sole benefit of Client and Engineer, and subcontractors, vendors and others to the extent expressly provided in this Agreement. The parties agree there are no third-party beneficiaries to this Agreement other than those subcontractors, vendors and others expressly contemplated by the terms herein.

IN WITNESS WHEREOF, the parties hereto have executed this contract document as of the date and year first above written.


Client                                    Black & Veatch LLP


By: /s/ Clarence J. Heller                By: /s/ Ron J. Ott
    ----------------------------              --------------------------

By: Clarence J. Heller                    By: Ron J. Ott
    ----------------------------              --------------------------
    (Name Printed)                            (Name Printed)

Title: Executive Vice President           Title: Senior Partner
       -------------------------                 -----------------------

Date: July 24, 1998                       Date: July 24, 1998
      --------------------------                ------------------------

                                    EXHIBIT A

                                SCOPE OF SERVICES

                         ENGINEERING SERVICES AGREEMENT

                                     Between

                    LSP Energy Limited Partnership ("Client")

                                       And

                         Black & Veatch LLP ("Engineer")

Pursuant to the terms and conditions of the Engineering Services Agreement executed and made effective as of the 24 day of July, 1998, by and between LSP Energy Limited Partnership ("Client") and Black & Veatch LLP ("Engineer"), the Services to be performed by Engineer are:

A.    Requested Services

      Perform the Consulting Services required to perform the following support activities associated with the Batesville Generation Facility:

      o Conceptual Design to Support Preparation of the below EPC Bid Specifications, including that Engineer will develop the conceptual design for the interconnection with the Facilities to the gas pipeline, the water pipeline, the wastewater discharge line, and the substation/transmission and distribution line in accordance and consistent with the specifications for such interconnections developed by the Client's EPC Contractor under its Turnkey Engineering, Procurement and Construction Agreement.
      o     Develop EPC Bid Specification packages for the following packages:
                  - Gas pipe line
                  - Water intake at Lake Inid
                  - Water pipe line
                  - Waste water discharge line
                  - Substation/Transmission and Distribution Line
      o     Perform evaluation of the above EPC Bid packages
      o     Perform Contract Administration related to the above EPC Bid
            Packages
      o Perform Engineering Consultation during the construction associated with the above packages.

B.    Disputes

In the event Client disputes any invoice item, Client shall give Engineer written notice of such disputed item within ten days after receipt of such invoice and shall pay to Engineer the undisputed portion of the invoice according to the provisions hereof. If Client fails to pay any invoiced amounts when due, interest will accrue on each unpaid amount at the rate of ten percent per annum, or the maximum amount allowed by law if less, from the date due until paid according to the provisions of this Agreement. Interest shall not be charged on any disputed invoice item which is finally resolved in Client's favor. Payment of interest shall not excuse or cure any default or delay in payment of amounts due.

                                    EXHIBIT B

                                  COMPENSATION

                         ENGINEERING SERVICES AGREEMENT

                                     Between

                    LSP Energy Limited Partnership ("Client")

                                       And

                         Black & Veatch LLP ("Engineer")

Client shall pay to the Engineer for the performance of the Services the sum of the following amounts.

(1) The amount of 2.10 times payroll costs for the actual time of personnel applied to the Services.
(2) An amount equal to the actual out-of-pocket cost or standard charges for all expenses incurred by Engineer directly chargeable to the Services rendered pursuant to this Agreement. Such expenses shall specifically include, but are not necessarily limited to, the following:
      (a)   Long distance telephone expenses.
      (b) Standard charges for operating time actually applied to the Services of Engineer's computer center, other computer centers, and Engineer's automated drafting systems.
      (c) Prints, reproductions, word processing, and printed documents at standard rates.
      (d)   Reasonable traveling and living expenses for personnel.
      (e)   The actual cost paid by the Engineer to third parties.
      (f)   Other direct expenses related to the Services.

Payroll costs include actual salary plus allowances for holidays, vacation, sick leave, FICA and unemployment taxes, worker's compensation insurance, and employee benefits including medical insurance, supplemental retirement programs, life insurance, incentive compensation, tuition reimbursements, and other miscellaneous benefits.

The payroll allowance shall be fixed for the term of this Agreement at 1,358 times the hourly salary rate. Hourly salary rates shall be equal to the annual salary divided by 2,080.

Engineer will periodically submit to Client invoices for Services performed. Each invoice will be submitted by about the tenth day of the period following the period during which such Services were performed. Client agrees to pay Engineer's period invoice upon receipt and to pay Engineer a carrying charge of 1 1/2 percent per month (18 percent per year) or the maximum rate allowed by law, if less, on all amounts remaining unpaid after 30 days following an invoice date.

In addition to the monthly invoice specified above, Engineer may bill a reasonable amount to cover the next month's expected expenses for Salary/Labor/Payroll, subcontractors, equipment, and other direct costs. Such request for advance will include substantiation for the amount requested. The subsequent monthly invoice will reconcile actual expenses for the month against the amount advanced, and an amount will be added or credited, to make the reconciliation if expenses were above or below the previously estimated advance request. Engineer will make all reasonable efforts to minimize instances of advances exceeding actual expenses.

Client has the right to audit the time records and salaries of personnel and charges for direct expenses for assignments for which cost-plus compensation is provided.

In addition to the price for Services, Client shall pay or reimburse Engineer for the amount of any present or future sales, use, excise, or other similar tax applicable to the furnishing of any Services hereunder levied by the state of Mississippi.

In the event of nonpayment, the Client shall be liable for any collection costs including attorney's fees.


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